Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT, dated as of February 1, 2008, is by and between TREX COMPANY, INC. (hereinafter referred to as the “Company”) and HAROLD F. MONAHAN (hereinafter referred to as “Consultant”).

Recitals

Contemporaneously herewith, Consultant has advised the Company that he will be retiring as Executive Vice President – Materials and Engineering of the Company effective March 10, 2008. The Company desires that the Consultant provide consulting services to the Company after his retirement, and Consultant has agreed to do so.

The parties agree as follows:

1. Consulting Services. Consultant’s duties hereunder shall include consulting services relating to his areas of responsibility while employed by the Company; principally manufacturing, engineering and raw material sourcing. Consultant shall provide services for 5 days each calendar month pursuant to a schedule mutually satisfactory to both Consultant and the Company, provided that in the event Consultant actually provides (a) less than 5 days of service in any calendar month, Consultant shall be obligated to make up such day(s) in the following month(s), and (b) more than 5 days (plus any days carried over from prior months) of service in any calendar month, Consultant shall receive an additional $2,000 per day, above and beyond that provided for in Section 2, for each day in excess of 5. For the month of March 2008, Consultant shall provide services for 3 days, provided that if Consultant works either less or more than 3 days in such month, the provisions of the preceding sentence shall apply. Consultant shall also be available for a reasonable amount of telephone consultation.

2. Consulting Fees. The Company shall pay Consultant at the rate of $10,000 per calendar month. For the month of March 2008, the Company shall pay Consultant $6,000. The Company shall pay Consultant within 5 days after the end of each month for services provided during such month.

3. Expenses. In addition to the payment of consulting fees pursuant to Section 2 above, Consultant shall be reimbursed by the Company for reasonable business travel expenses incurred in connection with the performance of services hereunder, provided that prior approval by the Company for such expenses was obtained, and appropriate receipts are presented to the Company.

4. Term and Termination. Consulting services hereunder shall commence on March 11, 2008 and shall continue until December 31, 2008, or such alternate later date as the parties may mutually agree. Notwithstanding the foregoing, (a) either party may terminate this Agreement at any time, with or without cause, upon 30 days written notice to the other party, (b) the Company may terminate this Agreement immediately with “cause” upon written notice to Consultant, and (c) this Agreement shall terminate upon the death or disability of Consultant. As used in this Agreement, the term “cause” shall include but not be limited to Consultant’s unreasonable refusal to perform the duties reasonably assigned to him under this Agreement. Upon termination of this Agreement for any reason, Consultant shall be paid for all consulting fees earned prior to termination. The provisions of Sections 5, 6 and 7 shall survive termination of this Agreement.

5. Relationship. In performing his obligations hereunder, Consultant acknowledges and agrees that he is an independent contractor and not an agent or employee of the Company. Consultant further acknowledges and agrees that he is responsible for his own estimated and self-employment taxes, and that he shall be treated as an independent contractor for all purposes, including but not limited to federal and state taxation, withholding taxes, unemployment insurance, and workers’ compensation and disability insurance. Consultant understands that as an independent contractor he is not entitled to participate in any employee benefit plans or programs of the Company.

6. Covenants. In consideration of the fees to be received pursuant to Section 2 hereof, Consultant agrees as follows:

(a) During the term of this Agreement and for a period of 2 years thereafter, Consultant will not, directly or indirectly, anywhere in the United States, compete with the Company, or become an interested party, as shareholder, director, officer, employee, partner, consultant, investor or otherwise, in any business which competes with the Company in the manufacture or sale of wood, plastic or wood-plastic composite decking, railing, fencing and/or outdoor trim products; and

(b) During the term of this Agreement and at any time thereafter, Consultant will not disclose to any person or use for his own benefit any information concerning the customers, suppliers, price lists, catalogs, products, operations, trade secrets, know-how, “Developments” (as defined in Section 7 below), sales techniques or other business related information of the Company; and

(c) During the term of this Agreement and for a period of 2 years thereafter, Consultant will not induce or attempt to influence any employee of the Company to terminate employment with the Company or to enter into any employment or any other business relationship with any other person (including Consultant), business, firm, corporation, partnership or other entity.

Consultant acknowledges that he has received fair and adequate consideration for the covenants contained in this Section. Consultant agrees that if any of the provisions of this Section are or become unenforceable, the remainder hereof shall nevertheless remain binding upon him to the fullest extent possible, taking into consideration the purposes and spirit of this Agreement. Consultant further acknowledges and agrees that in the event of a breach or threatened breach by him of the provisions of this Section, the Company would have no adequate remedy at law and would suffer substantial and irrevocable damages. Accordingly, Consultant hereby agrees that in such event, the Company shall be entitled to temporary and/or permanent injunctive relief, without the necessity of proving damage, to enforce the provisions of this Section, all without prejudice to any and all other remedies which the Company may have at law or in equity and which the Company may elect or invoke.

7. Developments. Consultant agrees that all ideas, inventions, trade secrets, know-how, documents and data (“Developments”) developed pursuant to Consultant’s services provided pursuant to this Agreement shall remain and become the exclusive property of the Company. Consultant agrees to provide all reasonable assistance to the Company in perfecting and maintaining its rights to the Developments. The Company shall have the right to use the Developments for any purpose without any additional compensation to Consultant.

8. General Provisions. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that this Agreement is personal to Consultant and neither this Agreement nor Consultant’s rights hereunder may be assigned by him. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto. This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia. The parties agree that any controversy arising hereunder shall be determined by the Courts of the Commonwealth of Virginia, and both parties hereby submit and consent to the jurisdiction of said Courts and agree that venue for any action arising hereunder shall lie in Frederick County, Commonwealth of Virginia or the U.S. District Court for the Western District of Virginia (Harrisonburg Division).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

TREX COMPANY, INC.

By:	/s/ Ronald W. Kaplan
Title:	President and Chief Executive Officer

/s/ Harold F. Monahan
Harold F. Monahan